Exhibit 4.7

LICENCE ASSIGNMENT

THIS ASSIGNMENT is dated the 24th day of November, 2019.

BETWEEN:

Dalia Brzezinski (the “Vendor”)

- and –

B.Y.B.Y INVESTMENTS AND PROMOTIONS LTD. (“Cannasoft”)

RECITALS:

A.	Dalia is the named applicant with respect to a Initial Authorization for Establishing a Site for Dealing with a Controlled Substance, issued by the State of Israel Medical Cannabis Agency, which authorization was issued on June 4, 2018 (the “Primary Growing License”).

B.	Israeli Law provides that the Primary Growing License is non-transferrable, except to a company in which the transferor maintains a minimum 26% ownership interest.

C.	Dalia currently owns a 38.4% ownership interest in Cannasoft.

D.	On November 14, 2018, Dalia agreed to transfer the Primary Growing License to Cannasoft.

NOW THEREFORE THIS INDENTURE WITNESSETH that, in consideration of the sum of One Dollar ($1.00) of lawful money of Canada now paid by the Purchaser to the Vendor and other good and valuable consideration, the receipt whereof is hereby acknowledged, the Vendor agrees as follows:

1.	Dalia hereby irrevocably sells, assigns, and transfers to Cannasoft, all right, title, and interest in and to the Primary Growing License and Cannasoft hereby accepts such assignment and transfer.

2.	Dalia shall hereafter take such other actions and execute such other agreements and instruments as are reasonably deemed necessary by Cannasoft, to document Dalia’s assignment and transfer of the Primary Growing License, to the Purchaser, including but not limited to, applying to the applicable authority to formally re-register the Primary Growing Licence in the name of Cannasoft.

3.	Until such time as the Primary Growing License is re-registered in the name of Cannasoft, Dalia shall hold the Primary Growing License “in trust” for the benefit of Cannasoft and further covenants and agrees to take all necessary steps to maintain the Primary Growing License in good standing including, to apply to re-new the Primary Growing Licence each year, in a timely manner.

4.	This Assignment shall enure to the benefit of and be binding upon the parties hereto, their respective successors and assigns.

5.	This Assignment may be executed in counterparts by facsimile or other electronic means.

IN WITNESS WHEREOF this Assignment has been executed as of the date first written above.

B.Y.B.Y. INVESTMENTS & PROMOTIONS LTD.

per:	“Yftah Ben Yaackov”	“Dalia Brzezinski
	Yftah Ben Yaackov, ASO	Dalia Brzezinski